EHXIBIT 99.2(n)(i)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the use of our report dated January 22, 2004 on the financial statements and financial highlights of Global Income Fund, Inc. Such financial statements and financial highlights appear in the December 31, 2003 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in the Rights Offering of Global Income Fund, Inc. We also consent to the references to our Firm in the Rights Offering and Prospectus.





                                                            TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
February 27, 2004